Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

August 8, 2008

Contact: W.	Guy Ormsby

  Executive Vice President, Chief Financial Officer and Treasurer

  Telephone: (413) 594-6692

Chicopee Bancorp, Inc. Announces Third Stock Repurchase Plan

Chicopee Bancorp, Inc. (Nasdaq Global Market: CBNK) announced today that the Company’s board of directors has approved the repurchase for up to 335,000 shares, or approximately 5% of the Company’s outstanding common stock. The repurchase of up to 200,000 shares will be conducted solely through a Rule 10b5-1 repurchase plan with Sterne, Agee & Leach, Inc., based upon parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury. This is the third repurchase plan announced since becoming a public Company in July 2006. The Company’s second repurchase program was completed on August 8, 2008, under which 353,370 shares were purchased at a total cost of approximately $4,700,000, or $13.26 per share.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

Chicopee Bancorp, Inc. is the holding company for Chicopee Savings Bank and is headquartered in Chicopee, Massachusetts. Chicopee Savings Bank operates seven offices in West Springfield, Ludlow and Chicopee, Massachusetts. Chicopee Savings Bank offers a broad array of retail and commercial lending and deposit services.